AIP Exhibit 99.1

Contact:	Michelle M. Dawson Vice President – Investor Relations Developers Diversified Realty 216.755.5455
Developers Diversified Realty Announces Sale of
Office and Industrial Portfolio
Cleveland, OH, August 8, 2005 — Developers Diversified Realty (NYSE: DDR) announced it has entered into an agreement to sell 25 office and industrial properties to Brascan Real Estate Opportunity Fund (BREOF), an investment fund launched by Brascan Corporation (NYSE/TSX: BNN) for $177 million, comprised of $170 million in cash and $7 million in subordinated equity. The transaction is expected to close in late September. Proceeds from the sale will be used to fund Developers Diversified’s acquisition of the real estate underlying 36 open and operating Mervyns stores, which the Company also announced today.
Developers Diversified acquired the office and industrial buildings that are under contract through its merger with American Industrial Properties in May 2001. The American Industrial Properties portfolio consisted of 31 industrial buildings, six office properties, two retail properties and approximately 24 acres of raw land.
Since the merger, Developers Diversified sold seven properties and one land parcel with gross proceeds aggregating over $32 million. This transaction disposes of all remaining industrial and office assets from the American Industrial Properties transaction, except for one property held in a joint venture, one property (comprised of three individual assets) which the Company is precluded to sell by the terms of the issuance of Developers Diversified operating partnership units in connection with the original acquisition, and one very small property located in the Company’s hometown. The Company will continue to own and operate the two retail properties located in Denver, CO and Daytona Beach, FL.
Scott Wolstein, Developers Diversified’s Chief Executive Officer and Chairman of the Board, commented, “I am pleased to announce the pending sale of a substantial portion of our office and industrial assets. This disposition demonstrates our patience and focus on an orderly disposition that has ultimately realized full value for these properties. Based on an analysis of our investment in American Industrial Properties, we estimate that we have earned an unleveraged return of approximately 10%, or a leveraged return of approximately 16%.”
Developers Diversified will conduct a conference call and an audio webcast on Tuesday, August 9, 2005 at 10:30 a.m. EDT. To access the conference call, dial 888-396-2356 at least ten minutes prior to the scheduled start of the call. When prompted, provide the access code: 16504431. The conference call will be recorded and available for replay beginning at 12:30 p.m., August 9, 2005 and will be available until 11:59 p.m., September 8, 2005. To access the conference call recording, please call 888-286-8010 and use the access code: 58450771. The conference call will be webcast by CCBN, www.ccbn.com , and can be accessed via the DDR web site, www.ddr.com.
Including the Mervyns portfolio acquisition, Developers Diversified owns or manages over 500 operating and development retail properties in 44 states, plus Puerto Rico, comprising over 110 million square feet. Developers Diversified is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which develops, leases and manages shopping centers. You can learn more about Developers Diversified on the Internet at www.ddr.com.
Brascan Real Estate Opportunity Fund was established by Brascan Corporation to invest opportunistically in commercial real estate in North America. Brascan Corporation is an asset management company, with a focus on property, power and infrastructure assets. The Company has $40 billion of assets under management, including 70 premier office properties and over 130 power generating plants. The Company is listed on the New York and Toronto stock exchanges under the symbol BNN. For more information, please visit the Company’s web site at www.brascancorp.com
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2004.

ATTACHMENT:
OFFICE AND INDUSTRIAL DISPOSITION PORTFOLIO

				OFFICE/
	PROPERTY NAME	CITY	STATE	INDUSTRIAL	GLA

1	Gateway West	Phoenix	AZ	Industrial	155,587

2	Washington Business Park	Phoenix	AZ	Industrial	137,121

3	Winter Park Business Center	Orlando	FL	Industrial	119,883

4	1881 Pine Street	St. Louis	MO	Office	107,548

5	Meridian Street Warehouse	Dallas	TX	Industrial	72,072

6	Valwood II Business Center	Dallas	TX	Industrial	52,452

7	Beltline Business Center	Dallas	TX	Office	60,245

8	Carpenter Center	Dallas	TX	Industrial	46,473

9	Northgate II – 5, 6, 7, 8	Dallas	TX	Industrial	237,063

10	Northgate III – 7, 8, 9, 10, A, C	Dallas	TX	Industrial	257,700

11	Shady Trail Business Center	Dallas	TX	Industrial	68,043

12	Valley View Com. Park	Dallas	TX	Industrial	139,398

13	Carrier Place	Dallas	TX	Industrial	83,520

14	DFW North	Dallas	TX	Industrial	74,704

				OFFICE/
	PROPERTY NAME	CITY	STATE	INDUSTRIAL	GLA

15	Commerce Center	Houston	TX	Industrial	296,400

16	Commerce Park North	Houston	TX	Industrial	88,314

17	Plaza Southwest	Houston	TX	Industrial	151,898

18	Technipark Ten Service Center	Houston	TX	Industrial	71,647

19	Westchase Park	Houston	TX	Industrial	47,702

20	Gateway – 5, 6	Dallas	TX	Industrial	79,029

21	Parkway Tech Center	Dallas	TX	Industrial	69,547

22	Greenbrier Technology Center	Norfolk	VA	Industrial	95,458

23	Greenbrier Circle	Norfolk	VA	Industrial	230,097

24	Norfolk Commerce Center — I, III, IV	Norfolk	VA	Industrial	327, 711

25	Northwest Business Park – I, II, III	Milwaukee	WI	Industrial	143,114